UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. 15)

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SPIRIT AIRLINES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE DEFINITIVE MERGER PROXY STATEMENT

This is a supplement to the definitive merger proxy statement (the “Supplement”) on Schedule 14A filed by Spirit Airlines, Inc., a Delaware corporation (“Spirit”, “we” or “our”), with the Securities and Exchange Commission (“SEC”) on May 11, 2022 (as supplemented from time to time, the “Definitive Merger Proxy Statement”).

The information contained on this Schedule 14A is incorporated by reference into the Definitive Merger Proxy Statement. The Definitive Merger Proxy Statement was filed in connection with the special meeting of Spirit stockholders (the “Special Meeting”) to consider and vote upon:

(1)

a proposal to adopt the Agreement and Plan of Merger, dated as of February 5, 2022, as it may be amended from time to time (which agreement we refer to as the “merger agreement”) by and between Spirit, Frontier Group Holdings, Inc. (which we refer to as “Frontier”) and Top Gun Acquisition Corp. (which we refer to as “Merger Sub”), a copy of which is attached as Annex A, pursuant to which and subject to the terms and conditions therein, Merger Sub will merge with and into Spirit, with Spirit continuing as the surviving corporation, which we refer to as the merger proposal;

(2)

a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Spirit’s named executive officers that is based on or otherwise relates to the merger (which we refer to as the “compensation proposal”); and

(3)

a proposal to approve one or more adjournments of the Spirit special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal (which we refer to as the “adjournment proposal”).

All page references in the information below are to the pages in the Definitive Merger Proxy Statement and, unless the context otherwise requires, all capitalized terms used but not defined below have the meanings ascribed to them in the Definitive Merger Proxy Statement. This Supplement is being filed by Spirit with the SEC to supplement certain information contained in the Definitive Merger Proxy Statement and should be read in conjunction with the Definitive Merger Proxy Statement, which should be read in its entirety. Except as otherwise set forth below, the information set forth in the Definitive Merger Proxy Statement remains unchanged. The Spirit board of directors unanimously recommends that stockholders vote “FOR” Proposals 1-3 described above. If you have not already submitted a proxy for use at the Special Meeting since the distribution of the Definitive Merger Proxy Statement, you are urged to do so promptly. These additional definitive materials do not affect the validity of any proxy card or voting instructions that Spirit stockholders may have previously received or delivered following the distribution of the Definitive Merger Proxy Statement. No action is required by any Spirit stockholder who has previously delivered a proxy or voting instructions following the distribution of the Definitive Merger Proxy Statement and who does not wish to revoke or change that proxy or voting instructions. For any Spirit stockholder that previously delivered a blue proxy or voting instructions to JetBlue (a “JetBlue Proxy”) and wishes to change its vote, you must subsequently deliver a proxy to Spirit or instruct your bank, broker or other agent to deliver a proxy to Spirit, which will revoke your JetBlue Proxy, and your JetBlue Proxy will be disregarded. If you have any questions concerning this Supplement or need help voting your shares of Spirit common stock, please direct your inquiry to Spirit’s proxy solicitor, Okapi Partners LLC, toll-free at (855) 208-8903 or via email at info@okapipartners.com.

SUPPLEMENTAL DISCLOSURES TO THE DEFINITIVE MERGER PROXY STATEMENT

The Section titled “Questions and Answers” in the Definitive Merger Proxy Statement is hereby amended as follows:

The answer to the third question on page 3 is hereby amended and restated as follows:

“Under the merger agreement, each restricted stock unit denominated in Spirit common stock (each of which we refer to as a “Spirit RSU Award”) that is outstanding immediately prior to the effective time (including the Spirit performance market stock unit awards (each of which we refer to as a “Spirit MSU Award”)) granted pursuant to Spirit’s 2015 Incentive Award Plan (which we refer to as the “Spirit Equity Award Plan”) will be assumed by Frontier and converted into (i) for each share of Spirit common stock underlying the related Spirit RSU Award as of immediately prior to the effective time (treating any performance-based vesting condition to which a Spirit MSU Award is subject as having been achieved based on target performance as of immediately prior to the effective time), the right to receive an amount of cash equal to the sum of (x) the per share cash consideration of $1.91, plus (y) the dividend, solely to the extent it has been paid or is payable to Spirit stockholders under the terms of the merger agreement and no adjustment or payment has been made in respect of the related Spirit RSU Award under the Spirit Equity Award Plan to reflect the dividend, which cash will be subject to the same vesting schedule applicable to the related Spirit RSU Award and (ii) a Frontier restricted stock unit award denominated in Frontier common stock (each of which we refer to as a “Frontier RSU Award”). Each Frontier RSU Award will be subject to the same terms and conditions (including “double trigger” vesting) as applied to the related Spirit RSU Award immediately prior to the effective time, and will represent the right to receive upon vesting that number of shares of Frontier common stock equal to the product of (i) the number of shares of Spirit common stock underlying the related Spirit RSU Award as of immediately prior to the effective time (and after treating any performance-based vesting condition to which a Spirit MSU Award is subject as having been achieved based on target performance), multiplied by (ii) 1.9126.”

The answer to the fourth question on page 3 is hereby amended and restated as follows:

“Under the merger agreement, immediately prior to the effective time, each outstanding Spirit performance share award denominated in Spirit common stock granted prior to fiscal year 2022 (each of which we refer to as a “Spirit Pre-2022 PSU Award”) pursuant to the Spirit Equity Award Plan shall entitle the holder to receive the number of shares of Spirit common stock that are earned based on target performance as of immediately prior to the effective time, multiplied by a fraction, the numerator of which is equal to the number of whole months elapsed from the first day of the applicable performance period until the closing date, and the denominator of which is the number of total months in such performance period. Any shares of Spirit common stock so delivered in respect of a Spirit Pre-2022 PSU Award shall be deemed to be issued and outstanding as of immediately prior to the effective time, and will be canceled and converted into the right to receive the merger consideration, provided that solely to the extent the dividend has been paid or is payable to Spirit stockholders under the terms of the merger agreement and no adjustment or payment has been made in respect of the related Spirit Pre-2022 PSU Award under the Spirit Equity Award Plan to reflect the dividend, the cash portion of the merger consideration payable in respect of the Spirit Pre-2022 PSU Award will be increased by the amount of the dividend.”

The answer to the first question on page 4 is hereby amended and restated as follows:

“Under the merger agreement, immediately prior to the effective time, each outstanding performance share award denominated in Spirit common stock granted in fiscal year 2022 (each, a “Spirit 2022 PSU Award”) pursuant to the Spirit Equity Award Plan shall be assumed by Frontier and converted into (i) for each share of Spirit common stock underlying the related Spirit 2022 PSU Award as of immediately prior to the effective time (treating any performance-based vesting conditions as having been achieved based on target performance as of immediately prior to the effective time), the right to receive an amount of cash equal to the sum of (x) the per share cash consideration of $1.91, plus (y) the dividend, solely to the extent it has been paid or is payable to Spirit stockholders under the terms of the merger agreement and no adjustment or payment has been made in respect of the related Spirit 2022 PSU Award under the Spirit Equity Award Plan to reflect the dividend, which cash will be subject to the same vesting schedule applicable to the Spirit 2022 PSU Award and (ii) a Frontier RSU Award. Each such Frontier RSU Award will be a service-vesting award and will be subject to the same terms and conditions (including “double trigger” vesting) as applied to the related Spirit 2022 PSU Award immediately prior to the effective time, and will represent the right to receive upon vesting the number of shares of Frontier common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Spirit common stock underlying the related Spirit 2022 PSU Award as of immediately prior to the effective time, multiplied by (ii) 1.9126.”

The first paragraph of the answer to the third question on page 4 is hereby amended by adding the following sentence at the end thereof:

“The payment of a dividend by Spirit following approval of the merger agreement will result in an adjustment to the conversion rate on each series of Spirit convertible notes.”

The answer to the first question on page 5 is hereby amended and supplemented by adding the following paragraph after the first paragraph of the answer as follows:

“As described in this section entitled “Questions and Answers”, Spirit will pay a dividend of $2.22 per share in cash following approval of the merger agreement at the Spirit special meeting. Spirit intends to treat this dividend as a dividend for U.S. federal income tax purposes to the extent of its current or accumulated earnings and profits (as determined under U.S. federal income tax principles), and any excess generally will be treated first as a return of capital to the extent of basis, and then as capital gain. However, the law is unclear as to how the dividend should be treated for purposes of the Control Requirement and the dividend may be treated as cash consideration paid to holders of Spirit common stock in the merger for purposes of determining whether the Control Requirement is satisfied as of the closing date of the merger.”

The second paragraph of the answer to the first question on page 6 is hereby amended and restated as follows:

“Based on the closing price per share of Frontier common stock on NASDAQ, on February 4, 2022, the last trading day before public announcement of the merger, of $12.39, the per share stock consideration represented approximately $23.70, for a total merger consideration of $25.83 in value for each share of Spirit common stock. Based on the closing price per share of Frontier common stock on June 24, 2022, the latest practicable trading day before the date of this information statement and proxy statement/prospectus, of $10.54, the per share stock consideration represented approximately $20.16, for a total merger consideration of $24.29 in value for each share of Spirit common stock. Frontier has also agreed that $2.22 per share of the per share cash consideration will be prepaid on October 3, 2022, or any other date determined by Spirit consistent with applicable law, to Spirit stockholders of record on a to be determined record date. We urge you to obtain current market quotations for shares of Frontier common stock (trading symbol “ULCC”) and shares of Spirit common stock (currently traded on the New York Stock Exchange, or the NYSE, under the trading symbol “SAVE”).”

The following question and answer are added to the disclosure in the Definitive Merger Proxy Statement following the first question on page 6:

Q:    Will I be entitled to the dividend and the merger consideration?

A:    The dividend will be paid on October 3, 2022 or such other date as determined by Spirit and consistent with applicable law (the “dividend payment date”) to Spirit stockholders of record on a date to be set by the Spirit board of directors following approval of the merger agreement at the Spirit special meeting. Only holders of Spirit common stock on such record date will be entitled to receive the dividend, provided that (i) holders of Spirit RSU Awards, Spirit Pre-2022 PSU Awards and Spirit 2022 PSU Awards that vest during the period commencing on the dividend payment date and ending on the day immediately prior to the closing date of the merger will receive the dividend upon the vesting of such equity awards, and (ii) holders of Spirit RSU Awards, Spirit Pre-2022 PSU Awards and Spirit 2022 PSU Awards as of immediately prior to the completion of the merger will receive the dividend upon the completion of the merger, in each case, solely to the extent the dividend has been paid or is payable to Spirit stockholders under the terms of the merger agreement and no adjustment or payment has been made in respect of the related equity award under the Spirit Equity Award Plan to reflect the dividend. If you sell your shares of Spirit common stock following the record date for the dividend and prior to the completion of the merger, you will not receive the remaining merger consideration. Conversely, if you purchase shares of Spirit common stock following the record date for the dividend, you will not be entitled to receive the dividend, although you will receive the remaining merger consideration, consisting of 1.9126 shares of Frontier common stock and $1.91 in cash for each share of Spirit common stock held immediately prior to the completion of the merger. Only Spirit stockholders who hold shares of Spirit common stock on the record date for the dividend and immediately prior to the completion of the merger, and holders of outstanding Spirit equity awards as of immediately prior to the completion of the merger, will receive the full amount of the merger consideration. For a complete description of the payments to be made in respect of the outstanding Spirit equity awards, see the section titled “Treatment of Spirit Equity-Based Awards and Warrants,” as amended and restated in this Supplement.

The Section titled “Summary—Treatment of Spirit Equity-Based Awards and Warrants” in the Definitive Merger Proxy Statement beginning on page 16 is hereby amended as follows:

The first bullet point under the sub-section titled “Spirit RSU Awards” is hereby amended and restated as follows:

“for each share of Spirit common stock underlying the related Spirit RSU Award as of immediately prior to the effective time of the merger (treating any performance-based vesting condition to which a Spirit MSU Award is subject as having been achieved based on target performance as of immediately prior to the effective time), the right to receive (x) $1.91 per such share in cash, plus (y) the dividend, solely to the extent it has been paid or is payable to Spirit stockholders under the terms of the merger agreement and no adjustment or payment has been made in respect of the related Spirit RSU Award under the Spirit Equity Award Plan to reflect the dividend, with such cash payment subject to the same vesting schedule applicable to the related Spirit RSU Award; and”

The second paragraph under the sub-section titled “Spirit Pre-2022 PSU Awards” is hereby amended and restated as follows:

“Any shares of Spirit common stock delivered in respect of a Spirit Pre-2022 PSU Award shall be deemed to be issued and outstanding as of immediately prior to the effective time, and will be canceled and converted into the right to receive the merger consideration, provided that solely to the extent the dividend has been paid or is payable to Spirit stockholders under the terms of the merger agreement and no adjustment or payment has been made in respect of the related Spirit Pre-2022 PSU Award under the Spirit Equity Award Plan to reflect the dividend, the cash portion of the merger consideration payable in respect of the Spirit Pre-2022 PSU Award will be increased by the amount of the dividend.”

The first bullet point under the sub-section titled “Spirit 2022 PSU Awards” is hereby amended and restated as follows:

“for each share of Spirit common stock underlying the related Spirit 2022 PSU Award as of immediately prior to the effective time of the merger (treating any performance-based vesting conditions as having been achieved based on target performance as of immediately prior to the effective time), the right to receive (x) $1.91 per such share in cash, plus (y) the dividend, solely to the extent it has been paid or is payable to Spirit stockholders under the terms of the merger agreement and no adjustment or payment has been made in respect of the related Spirit 2022 PSU Award under the Spirit Equity Award Plan to reflect the dividend, with such cash payment subject to the same vesting schedule applicable to the related Spirit 2022 PSU Award; and”

The disclosure in the Definitive Merger Proxy Statement in the section “Summary—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 17 is hereby amended and supplemented by adding the following paragraph after the first paragraph as follows:

“As described in the section entitled “Questions and Answers”, Spirit will pay a dividend of $2.22 per share in cash following approval of the merger agreement at the Spirit special meeting. Spirit intends to treat this dividend as a dividend for U.S. federal income tax purposes to the extent of its current or accumulated earnings and profits (as determined under U.S. federal income tax principles), and any excess generally will be treated first as a return of capital to the extent of basis, and then as capital gain. However, the law is unclear as to how the dividend should be treated for purposes of the Control Requirement and the dividend may be treated as cash consideration paid to holders of Spirit common stock in the merger for purposes of determining whether the Control Requirement is satisfied as of the closing date of the merger.”

The disclosure in the Definitive Merger Proxy Statement in the second paragraph of the section “The Merger—Terms of the Merger” beginning on page 61 and in each other relevant place is hereby amended and restated as follows:

“Upon completion of the merger, for each share of Spirit common stock held immediately prior to the merger (except for treasury stock or shares owned by Frontier). Spirit stockholders will receive (i) $4.13 in cash, minus, to the extent paid or payable, the $2.22 per share dividend, without interest, and (ii) 1.9126 shares of Frontier common stock, plus cash in lieu of fractional shares. Following a Spirit stockholder vote in favor of the merger agreement at the special meeting, a cash dividend to Spirit stockholders as of a record date to be determined equal to $2.22 per share of Spirit common stock on October 3, 2022, or any other date determined by Spirit consistent with applicable law.    As a result of the foregoing, based on the fully diluted number of shares of Frontier common stock and Spirit common stock as of February 4, 2022, the last trading day before public announcement of the merger, it is expected that Frontier stockholders will hold approximately 51.5%, and Spirit stockholders will hold approximately 48.5%, of the fully diluted shares of the combined company immediately after the merger.”

The disclosure in the Definitive Merger Proxy Statement in the section “The Merger—Background of the Merger” beginning on page 61 is hereby amended and supplemented by adding the following paragraphs to the end of the section as follows:

“Also on June 7, 2022, representatives of Barclays and Morgan Stanley held a videoconference with representatives from Citi to discuss existing proposals from Frontier and JetBlue and communications strategy, and requested that Frontier submit a revised offer to Spirit by June 20, 2022.

On June 8, 2022, at the direction of Spirit, representatives of Barclays and Morgan Stanley spoke by telephone with representatives of Goldman Sachs and requested a revised offer by June 20, 2022, outlining the following key items that Spirit would expect to be included in a potential transaction with JetBlue: (i) an improved economic offer representing the best price that JetBlue is prepared to pay, (ii) regulatory covenants, including a robust divestiture package, that would provide sufficient assurance as to the ability to obtain antitrust regulatory approval, (iii) the ability of Spirit to operate its business in the normal course during what Spirit expected to be a protracted regulatory review period and (iv) an employee retention plan that took into account the additional time period expected before the JetBlue transaction could be consummated. The representatives of Barclays and Morgan Stanley also explained that Spirit and its advisors would provide the same information to JetBlue as was provided to Frontier and that a clean team agreement would need to be entered into by certain representatives of JetBlue and its advisors in order to access certain highly confidential information or materials.

Also on June 8, 2022, Mr. Franke and Messrs. Christie and Canfield had a telephone conversation regarding the status of the transaction including the revised schedule for the Spirit stockholders meeting.

On June 9, 2022, representatives of Spirit, Paul Weiss, JetBlue and Shearman held a videoconference to discuss regulatory strategy and a possible divestment package proposal that Spirit would expect from JetBlue in a potential merger agreement.

Also on June 9, 2022, Debevoise sent Shearman proposed language for the conduct of business covenant that Spirit would expect to be included in any merger agreement with JetBlue.

On June 14, 2022, Spirit issued a press release announcing that the Spirit board of directors would engage in discussions with JetBlue with respect to the JetBlue June 6 Proposal, and would also continue to work with Frontier under the terms of the Frontier merger agreement.

Between June 14 and June 16, 2022, members of the Spirit and JetBlue management teams held multiple due diligence calls focusing on written questions delivered by JetBlue to Spirit on a variety of topics, including corporate strategy, financial and tax information, legal matters, aircraft fleet and human resources.

On June 16, Mr. Franke spoke by telephone with Messrs. Christie and Canfield regarding the status of the transaction.

On June 17, 2022, Messrs. Hayes, Nelson, Christie and Canfield held a call to discuss certain matters relating to employment and integration planning, as well as the process for the submission by JetBlue of a revised merger proposal.

Later on June 17, 2022, Messrs. Christie, and Canfield held a call with Mr. Franke, during which Mr. Franke mentioned he was not inclined to increase the reverse termination fee but was considering other elements of Frontier’s existing proposal, which elements could potentially include increasing the cash portion in exchange for varying the ownership interest of Spirit shareholders in the combined company. Also on June 17, 2022, representatives of Barclays and Morgan Stanley held a telephone call with representatives of Goldman Sachs to discuss the timing and process for JetBlue’s submission of its revised offer on June 20, 2022 and the anticipated process following the submission of JetBlue’s revised offer.

Later on June 17, 2022, the Company provided a copy of its proposed retention plan in the virtual data room accessible by representatives of JetBlue and Shearman, and Debevoise sent Shearman a revised draft of the proposed merger agreement with JetBlue. Shortly thereafter, Debevoise provided a copy of the proposed merger agreement to Frontier, as required under the Frontier merger agreement.

On June 18, 2022, representatives from Debevoise and Shearman held a call to discuss the interim operating covenant, antitrust regulatory provisions and other provisions of the draft merger agreement. Shortly thereafter, Shearman sent Debevoise a revised draft of the interim operating covenant of the merger agreement.

On June 19, 2022, Debevoise sent Shearman a revised draft of the interim operating covenant of the merger agreement and draft disclosure schedules to the merger agreement.

On June 20, 2022, Debevoise sent Shearman a further revised draft of the interim operating covenant of the merger agreement.

Later on June 20, 2022, JetBlue sent Spirit a revised proposal and a revised draft of the merger agreement, which included (i) a price of $33.50 per share of common stock of Spirit, (ii) a regulatory commitment to divest assets of JetBlue and Spirit up to a material adverse effect on JetBlue and its subsidiaries (including Spirit), subject to various limitations including as to divestitures that JetBlue determined in its sole discretion would be reasonably likely to materially and adversely affect the anticipated benefits of the parties to the NEA, (iii) a reverse termination fee of $350 million, and (iv) a dividend of $1.50 per share in cash to Spirit stockholders payable upon a vote of the stockholders approving a Spirit-JetBlue combination, which dividend would be funded by JetBlue and would reduce on a dollar-for-dollar basis the price per share payable on the closing of the merger or the reverse termination fee in the event such fee became payable upon the termination of the merger agreement. Shortly thereafter, Debevoise provided a copy of the JetBlue proposal and its draft merger agreement to Frontier, as required under the Frontier merger agreement.

On June 21, 2022, Messrs. Christie and Canfield held a call with Mr. Franke to discuss the terms of the revised proposal from JetBlue compared to the terms of the existing Frontier merger agreement, as amended.

Later on June 21, 2022, representatives from Spirit, JetBlue, Shearman and Paul Weiss held a call to discuss JetBlue’s regulatory strategy, including identifying sources of consumer benefits. JetBlue representatives also provided a broad overview of the NEA but would not provide an unredacted copy of the agreement.

Later on June 21, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Barclays, Morgan Stanley, Debevoise and Paul Weiss present, discussed the revised proposal from JetBlue and possible revised proposal from Frontier.

On June 22, 2022, representatives of Spirit, JetBlue, Debevoise and Shearman held a videoconference to discuss the conduct of business covenant of the draft merger agreement.

Also on June 22, 2022, representatives of Barclays and Morgan Stanley held a call with representatives from Goldman Sachs to discuss the revised proposal from JetBlue as well as the timing of the review of the proposal.

Also on June 22, 2022, Messrs. Christie and Canfield held a call with Mr. Bill Franke and Mr. Brian Franke, during which Mr. Bill Franke suggested that Frontier was discussing internally whether to propose to revise the terms to the Frontier merger agreement, which proposal could provide for (i) an increase in the cash portion of the merger consideration of $2.00 per share, (ii) a cash dividend to Spirit stockholders of approximately $250 million of total consideration following a vote of the Spirit stockholders approving a Spirit-Frontier combination and subject to CARES Act compliance, which dividend would be funded by Frontier with a loan of up to $250 million and would reduce on a dollar-for-dollar basis the price per share payable upon the closing of the merger or the reverse termination fee in the event such fee became payable upon the termination of the merger agreement, (iii) an increase in the reverse termination fee from $250 million to $350 million, and (iv) a reduction of the number of board seats of the combined company to be designated by Spirit from five to four. Mr. Bill Franke stressed that the foregoing terms were merely illustrative, did not constitute a firm proposal and remained under discussion within Frontier. That evening, Debevoise and Latham & Watkins discussed these same terms, and Debevoise sent a proposed draft amendment to the Frontier merger agreement to Latham & Watkins for review.

Also on June 22, 2022, the Frontier board of directors met, with Citi and Latham & Watkins present, and provided authority for an amendment of the Merger Agreement to, among other things, increase the reverse termination fee, advance a portion of that fee to fund a dividend by Spirit, and adjust the post-closing composition of the board of directors.

On June 23, 2022, Latham & Watkins sent Debevoise a revised draft of the proposed amendment to the Frontier merger agreement.

Later on June 23, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Barclays, Morgan Stanley, Debevoise and Paul Weiss present, held a video conference to discuss the revised proposals from JetBlue and Frontier and the potential amendment of the Frontier merger agreement that had been discussed by Messrs. Christie and Franke. Following discussion among the Spirit board of directors and its advisors as to the regulatory prospects of the two potential transactions and a comparison of their economic terms, the Spirit board of directors unanimously determined to authorize Spirit management to proceed to finalize the form of a potential amendment to the Frontier merger agreement on the aforementioned terms.

Later on June 23, 2022, Debevoise and Latham & Watkins had a conference call to discuss the proposed amendment to the Frontier merger agreement. Following that call, Debevoise and Latham & Watkins exchanged further drafts of the proposed amendment.

Later on June 23, 2022, representatives of Spirit and Paul Weiss had a videoconference with representatives of JetBlue and Shearman during which Spirit and Paul Weiss asked questions concerning various aspects of the NEA and discussed other pending matters in discussions between Spirit and JetBlue.

On June 24, 2022, Debevoise had a call with Shearman to clarify certain provisions of the regulatory approval covenant proposed by JetBlue.

Later on June 24, 2002, Debevoise and Latham & Watkins finalized the form of Amendment No. 2 to the Frontier merger agreement.

Later on June 24, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Barclays, Morgan Stanley, Debevoise and Paul Weiss present, held a video conference to discuss the proposals from JetBlue and Frontier, and the proposed amendment of the Frontier merger agreement. Following extensive discussion among the Spirit board of directors and its financial and legal advisors, the Spirit board of directors unanimously approved Amendment No. 2 to the Frontier merger agreement in the form that had been previously agreed by the parties’ respective counsel.

The disclosure in the Definitive Merger Proxy Statement in the section “The Merger—Litigation Related to the Merger” beginning on page 130 is hereby amended and restated as follows:

“As of June 23, 2022, ten lawsuits have been filed by alleged Spirit stockholders against Spirit and the Spirit board of directors related to the merger.

A complaint captioned Stein v. Spirit Airlines, Inc. et al., Case No. 1:22-cv-02069 (the “Stein complaint”), was filed in the United States District Court for the Southern District of New York on March 14, 2022. A complaint captioned Shuler v. Spirit Airlines, Inc. et al., Case No. 1:22-cv-02141, was filed in the United States District Court for the Southern District of New York on March 15, 2022. A complaint captioned Hiebert v. Spirit Airlines, Inc. et al., Case No. 1:22-cv-01494, was filed in the United States District Court for the Eastern District of New York on March 17, 2022. A complaint captioned Lo v. Spirit Airlines, Inc. et al., Case No. 1:22-cv-01524 (the “Lo lawsuit”), was filed in the United States District Court for the Eastern District of New York on March 20, 2022. A complaint captioned Crenshaw v. Spirit Airlines, Inc. et al., Case No. 1:22-cv-00358 (the “Crenshaw lawsuit”), was filed in the United States District Court for the District of Delaware on March 21, 2022. A complaint captioned Justice v. Spirit Airlines, Inc. et al., Case No. 2:22-cv-01079, was filed in the United States District Court for the Eastern District of Pennsylvania on March 21, 2022. A complaint captioned Daroczi v. Spirit Airlines, Inc. et al., Case No. 1:22-cv-02327, was filed in the United States District Court for the Southern District of New York on March 22, 2022. A complaint captioned Votto v. Spirit Airlines, Inc. et al., Case No. 1:22-cv-02563, was filed in the United States District Court for the Southern District of New York on March 29, 2022. A complaint captioned Marcus v. Spirit Airlines, Inc. et al., Case No. 1:22-cv-03911 (the “Marcus lawsuit”), was filed in the United States District Court for the Southern District of New York on May 13, 2022. A complaint captioned Nathan v. Spirit Airlines, Inc. et al., Case No. 1:22-cv-04152, was filed in the United States District Court for the Southern District of New York on May 20, 2022. Spirit also received a draft complaint, captioned Arthur v. Spirit Airlines, Inc. et al., on March 30, 2022. The complaints name as defendants Spirit and members of the Spirit board of directors. The Stein complaint also names as defendants Frontier and Merger Sub.

Each of the complaints alleges violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-9 promulgated thereunder. The complaints generally allege that the defendants filed a materially incomplete and misleading registration statement or proxy statement with the SEC. Each of the complaints seeks injunctive relief preventing the consummation of the merger, damages and other relief. The Lo and Crenshaw lawsuits have been voluntarily dismissed.

On May 23, 2022, the plaintiff in the Marcus lawsuit filed a motion for a preliminary injunction, seeking to enjoin the shareholder vote on the merger until five days after Spirit files certain supplemental disclosures. The motion was withdrawn on June 1, 2022.

As of June 23, 2022, five stockholder demand letters have been sent to Spirit by alleged Spirit stockholders in connection with the merger. A stockholder demand letter was sent on behalf of Wade Alford on March 29, 2022. A stockholder demand letter was sent on behalf of Catherine Coffman on April 6, 2022. A stockholder demand letter was sent on behalf of Jordan Wilson on April 25, 2022. A stockholder demand letter was sent on behalf of Steven Evans on May 2, 2022. A stockholder demand letter was sent on behalf of Edward Smith on May 3, 2022. Each of the letters alleges disclosure deficiencies in the registration statement soliciting stockholder approval of the Merger Agreement and demands that additional disclosures be made before Spirit stockholders vote on the merger.

On May 16, 2022, JetBlue sent Spirit two demand letters, under Section 220 of the DGCL, demanding the right to inspect, among other items, a complete list of Spirit stockholders (as of May 6, 2022 and the most recent available date as of the time of each inspection by JetBlue), and certain other books and records of Spirit relating to the Spirit board of directors’ determination that the JetBlue tender offer was not, and was not reasonably likely to lead to, a Superior Proposal (as defined in the Merger Agreement) and the independence and disinterestedness of the members of the Spirit board of directors generally and with respect to such determination. On May 23, 2022, Spirit sent JetBlue letters in response to the demand letters denying JetBlue’s request for certain books and records relating to the Spirit board of directors since JetBlue’s request did not satisfy the requirements under Section 220 of the DGCL that would entitle JetBlue to inspect certain books and records of Spirit. Spirit agreed, however, to provide JetBlue with a complete list of Spirit stockholders, subject to JetBlue entering into a confidentiality agreement and advancing certain expenses of Spirit in connection with providing the information requested.

On May 23, 2022, Teamsters Local 237 Additional Security Benefit Fund and Teamsters Local 237 Supplemental Fund for Housing Authority Employees sent Spirit a demand letter, under Section 220 of the DGCL, demanding the right to inspect, among other things, certain books and records relating to the merger and JetBlue’s proposal and information relating to the independence and disinterestedness of the members of the Spirit board of directors.

On June 6, 2022, Robert Playford filed a lawsuit against Spirit in the Court of Chancery of the State of Delaware seeking an order compelling Spirit to make available for inspection certain books and records pursuant to Section 220 of the DGCL.

Spirit believes that the claims asserted in the complaints and demand letters are without merit. Spirit may receive additional stockholder demand letters and additional lawsuits related to the merger may be filed in the future.”

The Section titled “The Merger Agreement—Treatment of Spirit Equity-Based Awards and Warrants” beginning on page 133 is hereby amended as follows:

The first bullet point under the sub-section titled “Spirit RSU Awards” is hereby amended and restated as follows:

“for each share of Spirit common stock underlying the related Spirit RSU Award as of immediately prior to the effective time of the merger (treating any performance-based vesting condition to which a Spirit MSU Award is subject as having been achieved based on target performance as of immediately prior to the effective time), the right to receive (x) $1.91 per such share in cash, plus (y) the dividend, solely to the extent it has been paid or is payable to Spirit stockholders under the terms of the merger agreement and no adjustment or payment has been made in respect of the related Spirit RSU Award under the Spirit Equity Award Plan to reflect the dividend, with such cash payment subject to the same vesting schedule applicable to the related Spirit RSU Award; and”

The second paragraph under the sub-section titled “Spirit Pre-2022 PSU Awards” is hereby amended and restated as follows:

“Any shares of Spirit common stock delivered in respect of a Spirit Pre-2022 PSU Award shall be deemed to be issued and outstanding as of immediately prior to the effective time, and will be canceled and converted into the right to receive the merger consideration, provided that solely to the extent the dividend has been paid or is payable to Spirit stockholders under the terms of the merger agreement and no adjustment or payment has been made in respect of the related Spirit Pre-2022 PSU Award under the Spirit Equity Award Plan to reflect the dividend, the cash portion of the merger consideration payable in respect of the Spirit Pre-2022 PSU Award will be increased by the amount of the dividend.”

The first bullet point under the sub-section titled “Spirit 2022 PSU Awards” is hereby amended and restated as follows:

“for each share of Spirit common stock underlying the related Spirit 2022 PSU Award as of immediately prior to the effective time of the merger (treating any performance-based vesting conditions as having been achieved based on target performance as of immediately prior to the effective time), the right to receive (x) $1.91 per such share in cash, plus (y) the dividend, solely to the extent it has been paid or is payable to Spirit stockholders under the terms of the merger agreement and no adjustment or payment has been made in respect of the related Spirit 2022 PSU Award under the Spirit Equity Award Plan to reflect the dividend, with such cash payment subject to the same vesting schedule applicable to the related Spirit 2022 PSU Award; and”

The disclosure in the Definitive Merger Proxy Statement in the first paragraph of the section “The Merger Agreement—Other Covenants—Governance Matters” beginning on page 155 is hereby amended and restated as follows:

“Immediately following the effective time, Frontier’s board of directors will have 12 members, (i) eight of whom will be designated by Frontier (which we refer to as the “Frontier designees”) and (ii) four of whom will be designated by Spirit (which we refer to as the “Spirit designees”). In the event the Chief Executive Officer is (A) an employee or executive of Frontier immediately prior to the closing of the merger, then the Chief Executive Officer will be deemed a Frontier designee or (B) an employee or executive of Spirit immediately prior to the closing of the merger, then the Chief Executive Officer will be deemed a Spirit designee.”

The disclosure in the Definitive Merger Proxy Statement in the section “The Merger Agreement” is hereby amended and supplemented by adding the following new subsection at the end of the section on page 162:

Amendment No. 2

On June 24, 2022, Spirit Airlines, Inc., a Delaware corporation (“Spirit”), Frontier Group Holdings, Inc., a Delaware corporation (“Frontier”), and Top Gun Acquisition Corp., a Delaware corporation and a direct, wholly owned subsidiary of Frontier ( “Merger Sub”), entered into Amendment No. 2 (the “Second Amendment”) to the Agreement and Plan of Merger, dated as of February 5, 2022 (as previously amended, the “Merger Agreement”), by and among Spirit, Frontier and Merger Sub, pursuant to which and subject to the terms and conditions therein, Merger Sub will merge with and into Spirit, with Spirit continuing as the surviving entity (the “Merger”).

The Second Amendment amends the Merger Agreement to increase the amount of the cash consideration payable to Spirit stockholders by an additional $2.00 per share, for an aggregate cash amount, without interest, equal to $4.13 per share of Spirit common stock, minus, to the extent paid or payable, the $2.22 per share dividend described in the following paragraph (the “Per Share Cash Consideration”).

The Second Amendment also provides that, following a Spirit stockholder vote in favor of the Merger Agreement, a portion of the cash consideration will be paid in advance in the form of a cash dividend to Spirit stockholders as of a record date to be determined (the “Prepayment Dividend”) equal to $2.22 per share of Spirit common stock (the “Prepayment Dividend Amount”) on October 3, 2022, or any other date determined by Spirit and consistent with applicable law (the “Dividend Payment Date”). Frontier will make a non-interest bearing loan to Spirit in an amount equal to $241,100,000 in connection with the dividend. In the event that the Merger Agreement is terminated and the reverse termination fee is payable, the amount of this loan would be offset against the reverse termination fee owed by Frontier to Spirit.

The Second Amendment also provides that outstanding Spirit restricted stock units (including Spirit performance market stock units) and Spirit performance share awards granted in fiscal year 2022 will be converted into the right to receive a Frontier restricted stock unit award and an amount of cash equal to the sum of (x) the Per Share Cash Consideration and (y) the Prepayment Dividend Amount, solely to the extent the Prepayment Dividend has been paid or is payable to Spirit stockholders and no adjustment or payment has been made in respect of the related Spirit equity awards prior to the closing under the Spirit equity award plan to reflect the Prepayment Dividend. Further, Spirit performance share awards granted prior to fiscal year 2022 will entitle each holder to receive the number of shares of Spirit common stock that are earned based on target performance as of immediately prior to the closing, pro-rated based on the number of whole months elapsed from the first day of the applicable performance period until the closing date, with any such shares of Spirit common stock so delivered converted into the right to receive an amount of cash equal to the sum of (x) the Per Share Cash Consideration and (y) the Prepayment Dividend Amount, solely to the extent the Prepayment Dividend has been paid or is payable to Spirit stockholders and no adjustment or payment has been made in respect of the related Spirit performance share award prior to the closing under the Spirit equity award plan to reflect the Prepayment Dividend. Further, any outstanding Spirit restricted stock units (including performance market stock units), Spirit performance share awards granted prior to fiscal year 2022 or Spirit performance share awards granted in fiscal year 2022 that vest during the period commencing on the Dividend Payment Date and ending on the day immediately prior to the closing date shall receive an amount of cash equal to the Prepayment Dividend Amount upon the vesting of such equity awards, provided that no adjustment or payment has been made in respect of the related Spirit equity awards prior to the closing under the Spirit equity award plan to reflect the Prepayment Dividend.

The Second Amendment also increases the reverse termination fee payable by Frontier to $350,000,000.

The Second Amendment also increases the number of board seats of the combined company to be determined by the board of directors of Frontier by one and decreases the number of board seats of the combined company to be determined by the board of directors of Spirit by one.

The disclosure in the Definitive Merger Proxy Statement in the section “Material U.S. Federal Income Tax Consequences of the Merger—U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Spirit Common Stock” beginning on page 165 is hereby amended and supplemented by adding the following paragraph after the second paragraph as follows:

“As described in the section entitled “Questions and Answers”, Spirit will pay a dividend of $2.22 per share in cash following approval of the merger agreement at the Spirit special meeting. Spirit intends to treat this dividend as a dividend for U.S. federal income tax purposes to the extent of its current or accumulated earnings and profits (as determined under U.S. federal income tax principles), and any excess generally will be treated first as a return of capital to the extent of basis, and then as capital gain. However, the law is unclear as to how the dividend should be treated for purposes of the Control Requirement and the dividend may be treated as cash consideration paid to holders of Spirit common stock in the merger for purposes of determining whether the Control Requirement is satisfied as of the closing date of the merger.”

With respect to Note 6(a) of the “Unaudited Pro Forma Condensed Combined Financial Information” on page 179, the increase in the per share cash consideration would increase the total cash consideration to historical Spirit stockholders to $448.5 million.

— END OF SUPPLEMENTAL DISCLOSURES TO DEFINITIVE MERGER PROXY STATEMENT —

Additional Information About the JetBlue Tender Offer

Spirit has filed a solicitation/recommendation statement with respect to the tender offer with the Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE TENDER OFFER AND OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. You will be able to obtain free copies of the solicitation/recommendation statement with respect to the tender offer and other documents filed with the SEC by Spirit through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the documents filed with the SEC by Spirit on Spirit’s Investor Relations website at https://ir.spirit.com.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute an offer to sell, or the solicitation of an offer to subscribe for or buy, or a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, sale or solicitation would be unlawful, prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Important Additional Information Will be Filed with the SEC

Frontier has filed with the SEC a Registration Statement on Form S-4 in connection with the proposed transaction, that included a definitive Information Statement/Prospectus of Frontier and a definitive Proxy Statement of Spirit. The Form S-4 was declared effective on May 11, 2022 and the prospectus/proxy statement was first mailed to Spirit stockholders on May 11, 2022. Frontier and Spirit also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE

REGISTRATION STATEMENT/ INFORMATION STATEMENT/ PROSPECTUS/ PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED BY FRONTIER OR SPIRIT WITH THE SEC IN THEIR ENTIRETY CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FRONTIER, SPIRIT, THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and stockholders are able to obtain free copies of the Registration Statement and the definitive Information Statement/Proxy Statement/Prospectus and other documents filed with the SEC by Frontier and Spirit through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders are able to obtain free copies of the information statement and the proxy statement and other documents filed with the SEC by Frontier and Spirit on Frontier’s Investor Relations website at https://ir.flyfrontier.com and on Spirit’s Investor Relations website at https://ir.spirit.com.

Participants in the Solicitation

Frontier and Spirit, and certain of their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions contemplated by the Merger Agreement. Information regarding Frontier’s directors and executive officers is contained in Frontier’s definitive proxy statement, which was filed with the SEC on April 13, 2022. Information regarding Spirit’s directors and executive officers is contained in Spirit’s definitive proxy statement, which was filed with the SEC on March 30, 2022.

Cautionary Statement Regarding Forward-Looking Information

Certain statements in this communication, including statements concerning Frontier, Spirit, JetBlue, the proposed transactions and other matters, should be considered forward-looking within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Frontier’s, Spirit’s and JetBlue’s current expectations and beliefs with respect to certain current and future events and anticipated financial and operating performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to Frontier’s, Spirit’s and JetBlue’s operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward looking statements. Words such as “expects,” “will,” “plans,” “intends,” “anticipates,” “indicates,” “remains,” “believes,” “estimates,” “forecast,” “guidance,” “outlook,” “goals,” “targets” and other similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed, or assured. All forward-looking statements in this communication are based upon information available to Frontier and Spirit on the date of this communication. Frontier and Spirit undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances, or otherwise, except as required by applicable law. All written and oral forward-looking statements concerning the Frontier merger or other matters addressed in this communication and attributable to Frontier, Spirit, JetBlue or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this communication.

Actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Frontier Merger Agreement; failure to obtain applicable regulatory or Spirit stockholder approval in a timely manner or otherwise and the potential financial consequences thereof; failure to satisfy other closing conditions to the proposed transactions; failure of the parties to consummate the transaction; risks that the new businesses will not be integrated successfully or that the combined companies will not realize estimated cost savings, value of certain tax assets, synergies and growth, or that such benefits may take longer to realize than expected; failure to realize anticipated benefits of the combined operations; risks relating to unanticipated costs of integration; demand for the combined company’s services; the growth, change and competitive landscape of the markets in which the combined company participates; expected seasonality trends; diversion of managements’ attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; risks related to investor and rating agency perceptions of each of the parties and their respective business, operations, financial condition and the industry in which they operate; risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction; that Frontier’s cash and cash equivalents balances, together with the availability under certain credit facilities made available to Frontier and certain of its subsidiaries under its existing credit agreements, will be sufficient to fund Frontier’s operations including capital expenditures over the next 12 months; Frontier’s expectation that based on the information presently known to management, the potential liability related to Frontier’s current litigation will not have a material adverse effect on its financial condition, cash flows or results of operations; that the COVID-19 pandemic will continue to impact the businesses of the companies; ongoing and increase in costs related to IT network security; the outcome of any discussions between JetBlue and Spirit with respect to a possible transaction, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any such transaction will be materially different from those described herein; the conditions to the completion of the possible transaction, including the receipt of any required stockholder and regulatory approvals and, in particular, the companies’ expectation as to the likelihood of receipt of antitrust approvals; JetBlue’s ability to finance the possible transaction and the indebtedness JetBlue expects to incur in connection with the possible transaction; the possibility that JetBlue may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate Spirit’s operations with those of JetBlue, and the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the possible transaction; and other risks and uncertainties set forth from time to time under the sections captioned “Risk Factors” in Frontier’s, Spirit’s and JetBlue’s reports and other documents filed with the SEC from time to time, including their Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.